Exhibit 10.2

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
ONCOR ELECTRIC DELIVERY COMPANY LLC
1616 Woodall Rogers Freeway
Dallas, Texas 75202
[ ], 2016
NextEra Energy, Inc.
EFH Merger Co., LLC
700 Universe Blvd.
Juno Beach, Florida 33408
Attention: Mark Hickson
Re:    Oncor Letter Agreement
Ladies and Gentlemen:
Reference is made to that certain Agreement and Plan of Merger, dated as of July 29, 2016 (the “Merger Agreement”), by and among (i) Energy Future Holdings Corp., a Texas corporation (the “Company”), (ii) Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (“EFIH” and, together with the Company, the “Sellers”), (iii) NextEra Energy, Inc., a Florida corporation (“Parent”), and (iv) EFH Merger Co., LLC, a Delaware limited liability company (“Merger Sub” and, together with Parent, the “Purchasers”), which agreement has been approved by the board of directors of the Company, the board of managers of EFIH and the board of directors of Parent and the manager of Merger Sub and will be submitted for approval by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). In addition, reference is made to the amended Plan of Reorganization (the “Plan of Reorganization”) attached to the Merger Agreement and filed or to be filed with the Bankruptcy Court on or about the date hereof by Parent, the Company, EFIH and other Debtors (as defined below) in connection with the Chapter 11 Cases (as defined below), which, among other things, provided for the transactions contemplated by the Merger Agreement. Upon the terms and conditions of the Merger Agreement, among other things, the Purchasers plan to acquire, pursuant to certain transactions described therein (the “Purchase”), direct or indirect equity interests in the Company and EFIH that indirectly represent all of the outstanding equity interests in Oncor Electric Delivery Holdings Company LLC (“Oncor Holdings”) and at least 80.03% of the outstanding equity interests in Oncor Electric Delivery Company LLC (“Oncor” and, together with Oncor Holdings and their respective Subsidiaries, the “Oncor Entities”). A full and complete copy of the Merger Agreement (including the Plan of Reorganization, which is attached as an exhibit thereto) has been provided to Oncor Holdings and Oncor.

WHEREAS, the Oncor Entities are “ring-fenced” from the Sellers and their Affiliates (as defined below), as a result of which, among other things, (i) the boards of directors of Oncor Holdings and Oncor are comprised of a majority of independent directors and (ii) certain arrangements are in place to maintain the separateness of the business and operations of the Sellers from the business and operations of the Oncor Entities (such limitations collectively, the “Ring-Fence”);
WHEREAS, in furtherance of the Purchase and in light of the Ring-Fence, the Order on Rehearing entered in PUCT Docket No. 34077, the limited liability company agreements (as amended) of Oncor Holdings and Oncor (the “LLC Agreements”), the 2007 Separation Agreement (as defined below) and the Investor Rights Agreement (as defined below), the Sellers have requested that Oncor Holdings and Oncor enter into this letter agreement (this “Letter Agreement”) and have provided their prior written consent, as the sole shareholder of Oncor Holdings (in the case of EFIH) and as the direct or indirect 80.03% equity interest holders of Oncor, and if the Merger Agreement or the Purchase Transactions (defined below) are designated as a conflict matter by the board of directors of EFIH, the consent of Mr. Cremens, the director on the EFIH board of directors appointed in the Bankruptcy Court to consider on behalf of EFIH matters as to which a conflict may exist with EFH and/or its other affiliates (the “EFIH Disinterested Director”), to Oncor Holdings and Oncor with respect to their entry into and performance of this Letter Agreement;
WHEREAS, this Letter Agreement sets forth certain rights and obligations of the Oncor Entities and the Purchasers to cooperate in the manner set forth herein with respect to initial steps to be taken in connection with the Merger and the IPO Conversion Plan (the “Purchase Transactions”);
WHEREAS, this Letter Agreement is not intended to give either Purchaser, directly or indirectly, the right to control or direct the operations of any Oncor Entity prior to the receipt of all approvals required by the Bankruptcy Court, the PUCT (as defined below) and other Governmental Entities (as defined below) and the consummation of the Purchase Transactions (if and when such transactions are consummated);
WHEREAS, Oncor Holdings and Oncor (i) have not endorsed or approved the IPO Conversion Plan (as defined below) or the other transactions proposed by the Purchasers and (ii) are not parties to the Merger Agreement and have not approved and are not required to approve the Merger Agreement;
WHEREAS, Purchasers will be the primary advocates in the PUCT on their proposal to acquire Oncor and Oncor Holdings, and Oncor Holdings and Oncor have agreed to use reasonable best efforts to make a single filing by the parties seeking prior approval by the PUCT of the Purchase Transactions; and have also agreed to allow Parent, subject to the terms of this Letter Agreement, to lead the PUCT approval process, in close cooperation with Oncor.

WHEREAS, Oncor Holdings and Oncor have agreed to certain narrowly-defined limitations set forth herein with respect to their operations in the ordinary course of business from and after the date the Bankruptcy Court has entered an order approving the Merger Agreement (such date, the “Approval Date”) and prior to the Purchase Closing Date (as defined below), and they have preserved the right to take reasonable actions consistent with prudent industry practices to respond to emergency situations and/or to comply and respond to any requirement, or reasonable request, in a Governmental Request or Order (as defined below); and
WHEREAS, in exchange for the agreements of Oncor Holdings and Oncor in this Letter Agreement, Purchasers have agreed to certain commitments set forth herein with respect to the implications of the Purchase Transaction for Oncor Holdings, Oncor and their employees;
NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
Section 1.Definitions.
(a)Capitalized terms used in this Letter Agreement but not defined herein have the respective meanings ascribed to them in Exhibit A. All capitalized terms used but not defined herein or in Exhibit A shall have the meanings ascribed to them in the Merger Agreement. In the event that a term defined herein or in Exhibit A is defined and ascribed a different meaning in the Merger Agreement, the definition provided herein or in Exhibit A, as applicable, shall control.
(b)Each term below has the meaning ascribed to such term in the Section set forth opposite such term:

Defined Term	Section
2007 Separation Agreement	Exhibit A
2016-2017 Plan	§3(a)
Actions	Exhibit A
Affiliate	Exhibit A
Alternative Proposal	§4(e)(i)
Applications	§5(a)(iv)
Bankruptcy and Equity Exception	Exhibit A
Approval Date	Recitals
Bankruptcy Court	Preamble
Benefit Plan	Exhibit A
Business Day	Exhibit A
Chapter 11 Cases	Exhibit A
Code	§3(a)(xii)
Company	Preamble

Defined Term	Section
Confidentiality Agreement	Exhibit A
Continuation Period	§8(a)
Contract	Exhibit A
control	Exhibit A
Costs	Exhibit A
Debtors	Exhibit A
Early Financing Date	13(b)
EFIH	Preamble
EFIH Disinterested Director	Recitals
Environment	Exhibit A
ERISA	Exhibit A
FCC/FERC Applications	§5(a)(iv)
Financing	§13(a)
Indemnified Parties	Exhibit A
Independent Director	§16(a)
Interim Period	§3(a)
Investor Rights Agreement	Exhibit A
IPO Conversion	Exhibit A
IPO Conversion Plan	Exhibit A
IRS	Exhibit A
Key Regulatory Terms	§5(a)(v)
Knowledge	Exhibit A
Law	Exhibit A
Lenders	Exhibit A
Letter Agreement	Recitals
License	Exhibit A
Lien	Exhibit A
LLC Agreements	Recitals
Merger	Exhibit A
Merger Agreement	Preamble
Merger Sub	Preamble
Nominating Committee	Preamble
Oncor Preamble	§16(b)(i)
Oncor Entities	Preamble
Oncor Employee	§8(a)
Oncor Holdings	Preamble
Oncor Material Contract	§3(a)(xv)
Oncor TSA	§3(a)(vii)
Parent	Preamble
Permitted Alternative Proposal	§4(e)(ii)
Person	Exhibit A
Plan of Reorganization	Preamble
Plan Support Agreement	Exhibit A
Private Letter Ruling	Exhibit A

Defined Term	Section
Prospectus	Exhibit A
PUCT Filing	§5(a)(iii)
Purchase	Preamble
Purchase Closing Date	§3(a)
Purchase Transactions	Recitals
Purchasers	Preamble
Registration Statement	Exhibit A
Regulatory Filings	Exhibit C
Reorganized TCEH	Exhibit A
Reorganized TCEH Spin-Off	Exhibit A
Representatives	§4(a)
Required Financial Information	§13(a)
Ring-Fence	Recitals
Ruling Request	Exhibit A
SEC	Exhibit A
Securities Act	Exhibit A
Sellers	Preamble
Special Independent Director	§16(b)(ii)
Special Member	§16(d)
Subsidiary	Exhibit A
Tax	Exhibit A
Tax Return	Exhibit A
Termination Date	Exhibit A

Section 2.Representations and Warranties of Oncor Holdings and Oncor. As of the date hereof Oncor Holdings and Oncor hereby represent and warrant to the Purchasers as follows:
(a)Organization, Good Standing and Qualification. Each of Oncor Holdings and Oncor is a limited liability company duly formed, validly existing and in good standing under the Delaware Limited Liability Company Act and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to prevent, materially impair or materially delay the ability of Oncor Holdings or Oncor to perform the actions contemplated by, and to fulfill its obligations under, this Letter Agreement.
(b)Corporate Authority. Oncor Holdings and Oncor have each approved by all necessary limited liability company action the execution and delivery of this Letter Agreement and the actions contemplated hereby to be taken by the Oncor Entities. Each of Oncor Holdings and Oncor has all requisite limited liability company power and authority and has taken all limited liability company action necessary in order to execute, deliver and perform its obligations under this Letter Agreement. This Letter Agreement has been duly executed and delivered by each of Oncor Holdings and Oncor and is a valid and binding obligation of Oncor Holdings and Oncor. This Letter Agreement is enforceable against each of Oncor Holdings and Oncor in accordance with its terms, subject, as to the enforcement of remedies, to the Bankruptcy and Equity Exception.
(c)No Conflicts. Except as “previously disclosed” (as such term is defined in Section 17(l) hereof), as of the date hereof, the execution, delivery and performance by Oncor Holdings and Oncor of this Letter Agreement does not and will not constitute or result in (i) a breach or violation of, or a default under, or otherwise contravene or conflict with, the certificate of formation of Oncor or Oncor Holdings, the LLC Agreements or the comparable governing documents of any other Oncor Entity (ii) with or without notice, lapse of time or both, a breach or violation of, or a default under, or the creation of a Lien on any of the assets of Oncor Holdings or Oncor or any of their Subsidiaries pursuant to, any Contract binding upon Oncor Holdings or Oncor or any of their Subsidiaries, or their respective assets, or any License held by Oncor Holdings or Oncor or any of its Subsidiaries or to which Oncor Holdings or Oncor or any of their Subsidiaries, or any of their respective assets, is subject or (iii) a violation of any Law to which Oncor Holdings or Oncor or any of their Subsidiaries, or any of their respective assets is subject, except, in the case of clause (ii) or (iii) above, for any such breach, violation, termination, cancellation, default, creation, acceleration, consent, loss or change as would not, individually or in the aggregate, reasonably be expected to prevent, materially impair or materially delay the ability of Oncor Holdings or Oncor to fulfill its obligations under this Letter Agreement.
Section 3.Interim Operation.
(a)Each of Oncor Holdings and Oncor covenants and agrees as to itself and each of its Subsidiaries that, during the period (the “Interim Period”) commencing on the Approval Date and ending on the earlier of the date of the consummation of the Purchase and other transactions contemplated by the Merger Agreement (the “Purchase Closing Date”) or the Termination Date, except (i) as otherwise required or specifically permitted by the provisions of this Letter Agreement, (ii) as otherwise materially consistent with the plan for 2016 and 2017 contained in the May 2016 updated long range business plan of Oncor (the “2016-2017 Plan”) that was provided to the Purchasers (including as to any action or the incurrence of any costs or expenses provided for therein), (iii) as Parent may approve in writing (such approval, not to be unreasonably withheld, delayed or conditioned), or (iv) as required, or reasonably requested without solicitation, by any Governmental Request or Order, provided that the Oncor Entities shall provide prompt notice to the Purchasers of any such Governmental Request or Order, (x) the businesses of Oncor Holdings, Oncor and their respective Subsidiaries shall be conducted, in all material respects, in the ordinary course of business consistent with the 2016-2017 Plan, (y) each of Oncor Holdings, Oncor and their respective Subsidiaries shall use its reasonable best efforts to preserve intact, in all material respects, its business organization and relationships with employees, customers, suppliers and Governmental Entities and (z) each of Oncor Holdings and Oncor shall not and shall not permit any of its respective Subsidiaries to:
(i)(A) adopt any change in its certificate of formation or limited liability company agreement or other applicable governing instruments, (B) adopt any change in the composition, size or governance (including titles or powers for any director) of its board of directors, board of managers or other similar governing body (or any committee thereof), or (C) create any committee of its board of directors, board of managers or other similar governing body or expand the powers of any existing committee;
(ii)merge or consolidate with any other Person;
(iii)adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(iv)make any acquisition of any asset, Person or business for a purchase price in excess of $10,000,000, in the aggregate, other than in the ordinary course of business and consistent in all material respects with the 2016-2017 Plan;
(v)issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of any of its equity interests, or securities convertible or exchangeable into or exercisable for any such equity interests, or any options, warrants or other rights of any kind to acquire any such equity interests or such convertible or exchangeable securities convertible or exchangeable into such equity interests;
(vi)make any loans, advances or capital contributions to or investments in any Person in excess of $5,000,000, in the aggregate (other than loans, advances or capital contributions to or investments in any direct or indirect wholly owned Subsidiary of Oncor in the ordinary course of business and consistent in all material respects with the 2016-2017 Plan);

(vii)declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any equity interests (except for (A) dividends paid by any direct or indirect wholly owned Subsidiary of Oncor to Oncor or to any other direct or indirect wholly owned Subsidiary of Oncor, (B) distributions or other payments made with respect to taxes pursuant to the Amended and Restated Tax Sharing Agreement, dated as of November 5, 2008, to which the Company, EFIH, Oncor Holdings and Oncor are parties (the “Oncor TSA”), (C) Oncor’s or Oncor Holdings’ issuance of cash dividends as permitted by their respective LLC Agreements, including Section 17 of the LLC Agreement of Oncor and Oncor Holdings, in the case of clauses (A), (B) and (C), made in the ordinary course of business and consistent in all material respects with the 2016-2017 Plan, or (D) distributions or other payments made of amounts received pursuant to Section 11 hereof if the Purchase Transactions are not consummated and this Letter Agreement is terminated) or enter into any agreement with respect to the voting of its equity interests or take any action that would result in Oncor Holdings or any of its Subsidiaries becoming subject to any restriction not in existence on the date hereof with respect to the payment of distributions or dividends;
(viii)reclassify, split, combine, subdivide, redeem, purchase or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any of its equity interests or securities convertible or exchangeable into or exercisable for any of its equity interests, or any options, warrants, or other rights of any kind to acquire any such equity interests or such convertible or exchangeable securities;
(ix)repurchase, redeem, defease, cancel, prepay, forgive, issue, sell, incur, or announce, offer, place, or arrange for the incurrence of, or otherwise acquire any indebtedness for borrowed money or any debt securities or rights to acquire debt securities, of any Oncor Entity, or assume, guarantee or otherwise become responsible for such indebtedness of another Person (other than a wholly owned Subsidiary of Oncor) to the extent that, in each case, such action would (A) violate Oncor’s existing debt to equity capitalization ratio (60/40) as established by order of the PUCT, (B) violate any of Oncor’s existing debt agreements, (C) prevent, materially impair or materially delay the ability of Oncor Holdings or Oncor to fulfill their obligations under this Letter Agreement or (D) not be made in the ordinary course of business and consistent in all material respects with the 2016-2017 Plan;
(x)(A) other than as previously disclosed, grant any Person any increase in compensation or benefits other than in the ordinary course of business and consistent in all material respects with the 2016-2017 Plan, (B)

grant any Person any new, or increase in, change in control, severance or termination pay other than in the ordinary course of business and consistent in all material respects with the 2016-2017 Plan, (C) establish, adopt, enter into, amend in any material respect or terminate any Assumed Plan or related agreement thereunder (or any plan that would be an Assumed Plan if in existence on the date hereof (or related agreement thereunder)), in each case, other than in the ordinary course of business and consistent in all material respects with the 2016-2017 Plan, (D) take any action to accelerate the time of vesting, funding or payment of any compensation or benefits under any Assumed Plan or related agreement thereunder (or any plan that would be an Assumed Plan if in existence on the date hereof (or related agreement thereunder)) other than as required by the terms (in existence on the date hereof) of such plan or agreement, (E) grant any new awards, or enhance any outstanding awards, under any Assumed Plan or related agreement thereunder (or any plan that would be an Assumed Plan if in existence on the date hereof (or related agreement thereunder)) other than in the ordinary course of business and consistent in all material respects with the 2016-2017 Plan, (F) withdraw or transfer any assets from the Rabbi trust which relates to the Oncor Supplemental Retirement Plan or (G) enter into or amend any CBA, memorandum of understanding, side letter or other written or oral agreement with a labor union, works council or similar organization, except in the case of the foregoing clauses (A) through (G) for actions required pursuant to the terms of any Benefit Plan or related agreement thereunder in effect on the date hereof, necessitated by the terms of the Split Participant Agreement or in accordance with the terms and conditions of this Letter Agreement or applicable Law;
(xi)hire any new employees, or transfer, terminate (other than for cause) or promote any Oncor Employee, except in the ordinary course of business and consistent in all material respects with the 2016-2017 Plan;
(xii)make any material changes with respect to its financial accounting methods, principles, policies, practices or procedures, except as required by Law or by changes in U.S. generally accepted accounting principles;
(xiii)other than actions with respect to (A) audits or other Tax proceedings previously disclosed or (B) any action to accelerate the recognition of cancellation of indebtedness income that previously has been deferred pursuant to Section 108(i) of the Internal Revenue Code of 1986, as amended (the “Code”), in each case, only and to the extent such actions are made in the ordinary course of business and consistent in all material respects with the 2016-2017 Plan and would not adversely affect Parent in any material respect, make (excluding any elections made (1) in the ordinary course of business or

(2) under Section 168(k) of the Code) or change any material Tax election, change any material method of Tax accounting, settle or compromise any material Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment, grant any power of attorney with respect to material Taxes (other than any power of attorney granted to the Company or an employee of the Company or the Company’s Affiliates), enter into any closing agreement with respect to any material Tax or refund or amend any material Tax Return, in each case, other than as required by Law; provided, however, that nothing in this Letter Agreement shall affect the rights of Oncor Holdings or Oncor under the Oncor TSA, including the ability of Oncor Holdings or Oncor to consent to any action to be taken by the Company pursuant to the Oncor TSA;
(xiv)other than as previously disclosed, waive, release, assign, settle or compromise any pending or threatened claim or Action against any of the Oncor Entities (A) for an amount in excess of $10,000,000 except to the extent made in the ordinary course of business and consistent in all material respects with the 2016-2017 Plan, (B) that entails the acceptance or imposition of any material restrictions on the business or operations of any of the Oncor Entities or (C) by a Governmental Entity except to the extent made in the ordinary course of business and consistent in all material respects with the 2016-2017 Plan;
(xv)transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any asset, product line or business of the Oncor Entities with a fair market value in excess of $5,000,000, in the aggregate, other than (A) in the ordinary course of business and materially consistent with the 2016-2017 Plan or (B) any mortgage, pledge or similar encumbrance granted pursuant to any Oncor Entity’s existing secured debt facilities and indentures or otherwise in connection with any incurrence of debt permitted by Section 3(a)(ix) above;
(xvi)other than as previously disclosed, or unless otherwise permitted pursuant to this Section 3(a) or otherwise in the ordinary course of business, enter into, terminate (other than at the end of its term), renew or materially extend or amend any Oncor Material Contract or Contract that, if in effect on the date hereof, would be an Oncor Material Contract; or waive any material contractual right of any of the Oncor Entities or liability or obligation owing to any Oncor Entity under any Oncor Material Contract (for purposes of this clause (xvi), the term “Oncor Material Contract” means any Contract, other than a Benefit Plan, that (A) would be required to be filed by Oncor as a “material contract” as such term is defined in item 601(b)(10) of Regulation S-K of the Securities Act, (B) imposes any material restriction on the right of an

Oncor Entity to compete with any other Person or to engage or compete in any line of business or in any geographic area) or (C) the performance of which would cause a material increase in costs or capital expenditures as compared to the 2016-2017 Plan);
(xvii)other than as previously disclosed, enter into any Contract that contains a change of control or similar provision that would (A) be an Oncor Material Contract or (B) require payments in excess of $5,000,000 in the aggregate to the counterparties thereto, in each case in connection with the consummation of the Purchase Transactions that would not otherwise be due;
(xviii) deviate from executing the 2016-2017 Plan, except to the extent any such deviation (A) is reasonably necessary or advisable in response to natural disasters, acts of God, fires, terrorist attacks, or changes in regulatory requirements, (B) arises from third party transmission cost of service updates or adjustments, changes in tax Law, revenue changes due to weather, pension obligations related to third party actuarial analyses or fluctuations in electricity usage or demand, (C) is carried out pursuant to a requirement, or reasonable request without solicitation, in a Governmental Request or Order or (D) does not, or would not reasonably be expected to, cause the 2016-2017 Plan not to be achieved in any material respect, provided that Oncor and Oncor Holdings shall provide Parent with prior notice if reasonably practicable (or, to the extent permitted under Section 3(b) or to the extent prior notice is not reasonably practicable, subsequent notice) of any deviation carried out as permitted in accordance with clause (A), (B) or (C);
(xix)fail to maintain in full force and effect material insurance policies covering any Oncor Entity and its respective properties, assets and businesses in a form and amount consistent with past practice and materially consistent with the 2016-2017 Plan; provided, however, that nothing herein shall impair or restrict Oncor Holdings and Oncor from determining, in their reasonable commercial judgment, the form or amount of such insurance;
(xx)take any action under the Oncor Holdings LLC Agreement that requires the approval or consent of the Company or EFIH;
(xxi)take any action that requires the approval or consent of Oncor Holdings under the Oncor LLC Agreement; or, in the case of Oncor Holdings, exercise its rights, if any, to permit Oncor to take any such actions; or
(xxii)agree, authorize or commit to do any of the foregoing.
(b)Notwithstanding anything in clauses (i) through (xxii) of Section 3(a) to the contrary, in order (i) to prevent the occurrence of, or mitigate the existence of, an emergency situation involving endangerment of life, human health, safety, the Environment or material property, equipment or other assets or (ii) to comply with or otherwise appropriately respond to any requirement, or reasonable request without solicitation, in a Governmental Request or Order, any Oncor Entity may take reasonable actions consistent with prudent industry practices that would otherwise be prohibited pursuant to Section 3(a); provided, however, that Oncor and Oncor Holdings shall provide Parent with notice of such emergency situation or Governmental Request or Order as soon as reasonably practicable after obtaining Knowledge thereof.
(c)Nothing contained in this Letter Agreement is intended (i) to give either Purchaser, directly or indirectly, the right to control or direct the operations of any Oncor Entity prior to the Purchase Closing Date or (ii) modify or amend the obligations of the parties under either LLC Agreement.
Section 4.Alternative Proposals.
(a)Notwithstanding anything to the contrary herein, except as specifically permitted by Section 4(c) with respect to a Permitted Alternative Proposal, during the Interim Period, Oncor Holdings and Oncor shall not, shall cause each of their respective Subsidiaries not to, and shall cause the directors, officers, employees, investment bankers, attorneys, accountants and other advisors, consultants, agents or representatives of any Oncor Entity (collectively, “Representatives”) not to, (i) initiate, solicit, propose, knowingly encourage or knowingly induce, the submission of, any Alternative Proposal; provided, however, that an Oncor Entity may interact with its equityholders in order to satisfy its fiduciary obligations and its obligations pursuant to the LLC Agreements and the Investor Rights Agreement and may, in response to communications from (without otherwise limiting the provisions of this Section 4) any of its direct equityholders or any third party who makes or seeks to make an unsolicited Alternative Proposal, make available public and non-public information (but only if such equityholder or third party has executed a confidentially agreement with Oncor on terms no less favorable in the aggregate to the Oncor Entities than terms of the Confidentiality Agreement) so long as such Oncor Entity promptly provides or makes available to the Purchasers such non-public information made available to such equityholder or third party (to the extent it has not already been provided or made available to the Purchasers), (ii) enter into, maintain or continue negotiations with any Person with respect to, any Alternative Proposal, or (iii) enter into any written letter of intent, agreement in principle or other agreement (whether or not legally binding and whether or not oral or written) with respect to an Alternative Proposal. In addition, during the Interim Period, Oncor Holdings and Oncor shall promptly advise Parent in writing of any Alternative Proposal, including, unless prohibited by applicable Law, the material terms and conditions of such Alternative Proposal (including any subsequent material modification to such material terms and conditions) and the identity of the Person making the same. Unless prohibited by applicable Law, Oncor Holdings and Oncor shall keep Parent reasonably informed on a reasonably current basis of the status and material details (including material modifications) of any Alternative Proposal. During the Interim Period, neither Oncor Holdings nor Oncor shall enter into any agreement with any Person which prohibits any Oncor Entity from providing information to the Purchasers that they are expressly entitled to receive from Oncor Holdings or Oncor in accordance with this Section 4(a); provided, that for all purposes of this Letter Agreement, the reasonable best efforts of Oncor Holdings and Oncor shall not include the expenditure of any fees or expenses or the undertaking of, or response to, any action, suit, claim, cause of action or other form of litigation.
(b)As of the date hereof, Oncor Holdings and Oncor represent that they are not in negotiations with any Person with respect to any Alternative Proposal and there is no agreement in force that would prevent Oncor Holdings or Oncor from complying with their respective obligations under Section 4(a).
(c)Notwithstanding anything to the contrary contained in Section 4(a), any of Oncor Holdings and Oncor and their Subsidiaries may, but only upon the request of the Company or EFIH, (i) negotiate with stakeholders of the Debtors, facilitate and document the terms of a Permitted Alternative Proposal and (ii) enter into an agreement or agreements with the stakeholders of the Debtors regarding support for and/or financing of such Permitted Alternative Proposal; provided, however, that other than any required disclosure to the Purchasers hereunder, the Oncor Entities shall use reasonable best efforts (x) to keep confidential any solicitation, negotiation, facilitation, and documentation by the applicable Oncor Entities of a Permitted Alternative Proposal and (y) to enter into confidentiality agreements with any counterparty to any agreement regarding support for and/or financing of a Permitted Alternative Proposal, which confidentiality agreement provides that the existence and terms of such Alternative Proposal shall be kept confidential and shall not be publicly disclosed, except in each case to the extent required by applicable Law or pursuant to such confidentiality agreements (including any “cleansing” provisions set forth in such confidentiality agreements) as determined by the applicable Oncor Entities in their sole and absolute discretion.
(d)Notwithstanding anything to the contrary contained in Section 4(c), such provisions shall not be construed to permit, and Oncor Holdings and Oncor and their Subsidiaries shall not, and shall cause their respective Representatives not to, make or support any filings with or submissions or inquiries to any Governmental Entity, including the PUCT, the FCC and the FERC, or make or support any public statements with respect to any Alternative Proposal or any Permitted Alternative Proposal at any time during the Interim Period; provided, however, that the Oncor Entities and their Representatives may (i) respond to requests, communications, or directives received from any Governmental Entity, whether in writing or otherwise, with respect to any Alternative Proposal or Permitted Alternative Proposal, and (ii) take such action as required, or reasonably requested without solicitation, by a Governmental Request or Order with respect to such Alternative Proposal or Permitted Alternative Proposal. The Oncor Entities shall, unless otherwise prohibited by Law, provide prompt notice to the Purchasers of any requests, communications or directives received by them of the type described in clause (i) or (ii) above and keep the Purchasers reasonably informed on a reasonably prompt basis of material developments in connection therewith to the extent not prohibited by applicable Law or confidentiality agreements with third parties.
(e)For purposes of this Letter Agreement:
(i)“Alternative Proposal” means any inquiry, proposal, expression of interest or offer from or by a Person other than the Purchasers or their respective representatives (or, to the extent that the Purchasers consent in writing to any Affiliate of the Purchasers being treated in the same manner as the Purchasers, any such Affiliate of the Purchasers) with respect to (i) a merger, acquisition, consolidation, dissolution, equity investment, liquidation, winding up, reorganization, tender offer, recapitalization, plan of reorganization or liquidation, joint venture, partnership, restructuring, asset purchase, share purchase, share exchange, business combination or similar transaction regarding the Company, EFIH, Oncor Holdings or Oncor or one or more of their Subsidiaries or any of their assets, properties or businesses, (ii) any other transaction in which any Person would acquire in any manner any direct or indirect equity interests in Oncor Holdings or Oncor or any of their assets, properties or businesses or (iii) any other transaction that is inconsistent in any material respect with, or an alternative that prevents consummation of, the Purchase Transactions.
(ii)“Permitted Alternative Proposal” means any Alternative Proposal but with respect to which members of Oncor who hold at least a majority of the outstanding units representing limited liability company interests in Oncor have delivered to Oncor Holdings and Oncor (with a copy to the Purchasers) a written notice (i) requesting that Oncor enter into, maintain or continue discussions or negotiations with one or more third parties and (ii) certifying that, in the case of a notice delivered by Oncor Holdings, the Company and EFIH are permitted to cause Oncor Holdings to deliver such request under the terms of the Merger Agreement and Plan Support Agreement.
Section 5.Filings; Other Actions; Notification.
(a)Cooperation.
(i)Subject to the terms and conditions set forth in this Letter Agreement, the Oncor Entities shall use their respective reasonable best efforts to cooperate with and assist the Purchasers and to take or cause to be taken all actions, and to do or cause to be done, and assist and cooperate with the Purchasers in doing, all things reasonably requested by the Purchasers to negotiate, prepare and file as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and assist the Purchasers in obtaining as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary to be obtained from any third party and/or any Governmental Entity in connection with the Purchase Transactions.
(ii)Subject to the terms and conditions set forth in this Letter Agreement, including Section 5(a)(xi), each party hereto shall use its reasonable best efforts to file with the FERC a joint application for the FERC Approval as promptly as reasonably practicable following the Approval Date; provided, however, that to meet such filing date, each party shall have furnished to the other parties in a timely fashion, all documents, pleadings, testimony and other information sufficient for the FERC filing to be made.
(iii)Subject to the terms and conditions set forth in this Letter Agreement, including Section 5(a)(xi), each party hereto shall use its reasonable best efforts to submit to the PUCT a single filing (on behalf of the parties) in which the Purchasers will seek prior approval by the PUCT of the Purchase Transactions (the “PUCT Filing”) as promptly as reasonably practicable following the Approval Date. In furtherance of the foregoing, each party shall have furnished to the other parties in a timely fashion, all documents, pleadings, testimony and other information sufficient for the PUCT Filing to be made.
(iv)In connection with any PUCT Filing or application submitted to the FCC or FERC with respect to the Purchase Transactions (together, the “FCC/FERC Applications” and, together with the PUCT Filing, the “Applications”), Oncor Holdings and Oncor shall not be required to endorse, or cause any of their Subsidiaries to endorse, as their or their Subsidiaries’ own strategy or take actions to support any modification of their or their Subsidiaries’ strategy and business plan that Oncor Holdings or Oncor, as applicable, determines in good faith that it would not support as being in the best interest of Oncor if the Purchase Transactions were not to be completed; provided, however, that nothing in this Section 5(a)(iv) shall affect any Oncor Entity’s obligation to include the Key Regulatory Terms or the items set forth on Schedule 6.3(a)(vi) of the Parent Disclosure Letter set forth in Exhibit D, as applicable, in the Applications. Nothing contained in this Section 5(a)(iv) is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct any Oncor Entity’s operations.

(v)Each of Oncor and Oncor Holdings agrees that (A) the Applications shall include the information concerning the Purchase Transactions, the Oncor Entities, and the Purchasers required by applicable Laws of the State of Texas and other applicable jurisdictions, (B) the Applications and any amendments or supplements thereto shall include the key terms and undertakings set forth in Exhibit C (the “Key Regulatory Terms”) and the items set forth in Exhibit D to the extent applicable to such Applications and the jurisdictions relevant thereto and such additional agreements or commitments by the Purchasers as the Purchasers believe, after consultation with the Oncor Entities, are advisable to obtain the PUCT Approval, FERC Approval or FCC Approval, (C) it will cooperate with the efforts of the Purchasers to seek approval of the Key Regulatory Terms and the items set forth in Exhibit D, (D) no Oncor Entity shall accept any agreements, commitments or conditions in connection with the Purchase Transactions pursuant to any settlement or other agreement with any Governmental Entity without the prior written consent of Parent and (E) prior to termination of this Letter Agreement, it will not withdraw any filing made by it in connection with the Purchase Transactions without the prior written consent of Parent, such consent not be unreasonably withheld, conditioned or delayed. Notwithstanding any provision in this Letter Agreement, neither Oncor Holdings nor Oncor have taken any position in regards to any action, proposed action, or approvals sought relating to the equity interests held by Texas Transmission, or any of the items set forth in Exhibit D.
(vi)Subject to the terms and conditions set forth in this Letter Agreement, each party hereto shall appear formally (including by providing testimony) or informally before any Governmental Entity if reasonably requested by the other parties hereto or required by such Governmental Entity in connection with any filings contemplated by this Letter Agreement.
(vii)Subject to applicable Law and clauses (c) and (e) of this Section 5 relating to the exchange of information and the protection of legal privilege, each of the parties hereto shall provide the other parties hereto a reasonable opportunity to review in advance and, to the extent practicable, each will consult with the other parties hereto on and consider in good faith the views and comments of the other parties hereto in connection with, all material information relating to the Oncor Entities that appears in any filing made with, or written materials or written testimony submitted to, or oral presentations or testimony made to any Governmental Entity in connection with the Purchase Transactions. In exercising the foregoing rights and performing the foregoing obligations, each party hereto shall act reasonably, promptly and as reasonably practicable.

(viii)Each party hereto agrees not to schedule, to the extent reasonably practicable, any substantive meetings or substantive communications with the PUCT or the FERC regarding the Purchase Transactions without giving the other parties hereto or their respective Representatives a reasonable opportunity to participate in such meeting or communication to the extent permitted by such Governmental Entity, and in any event the parties hereto shall keep each other reasonably apprised of all material substantive communications with Governmental Entities of which such party is aware regarding the Purchase Transactions.
(ix)In connection with the Purchase Transactions, Purchasers will be the primary advocates in the PUCT on their proposal to acquire Oncor, will lead the efforts to obtain PUCT approval, subject to the terms of this Letter Agreement, and in good faith and close cooperation with Oncor will take the lead in: (A) the scheduling and conducting of all formal meetings with all Governmental Entities and the staffs thereof, (B) the coordination, terms, commitments, requests, and making of the Applications (and any amendment or supplement thereto), subject to Section 5(a)(xi), and the process for obtaining any consents, registrations, approvals, permits and authorizations of any Governmental Entity, in each case, as may be necessary or advisable in connection with the Applications, filings and approvals contemplated by this Letter Agreement, and (C) the resolution of any investigation or other inquiry of any Governmental Entity (and the staffs thereof), including the PUCT, in each case, as may be necessary or advisable in connection with the Applications, filings and approvals contemplated by this Letter Agreement. Prior to making any decisions pursuant to the preceding sentence, Parent shall consult in good faith with the Oncor Entities with respect to such decisions and consider in good faith the views of the Oncor Entities.
(x)The Oncor Entities shall use their reasonable best efforts to cooperate with respect to Purchasers’ efforts to obtain the Private Letter Ruling requested in the Ruling Request.
(xi)Nothing in this Section 5(a) shall (A) prevent, limit or restrict an Oncor Entity or its Affiliates from interacting, communicating or making filings or applications with, or resolving any investigation or other inquiry of, any agency or other Governmental Entity in the ordinary course of business related to matters other than the Purchase Transactions, (B) prevent, limit or restrict an Oncor Entity or its Affiliates from responding to unsolicited inquiries related to the Purchase Transactions from any agency or other Governmental Entity or interacting with any such agency or other Governmental Entity in response to unsolicited communications related to the Purchase Transactions initiated by any such Person, or (C) require an Oncor Entity or any officer, director, employee or Representative of an Oncor Entity to take any action that would violate any applicable Law or rule of any Governmental Entity, provided, that each Oncor Entity will provide Parent with a reasonable advance opportunity to review and comment upon any written communication, filing or application related to the Applications and the Oncor Entities will consider in good faith the views of Parent in connection with all such written communications, filings or applications. For avoidance of doubt Oncor shall prepare, present and have final approval over any testimony or presentations that will be proffered or given to any Governmental Entity by any Oncor officers, directors, employees or representatives and any responses to discovery, Oncor pleadings, any presentation of evidence, or other communications between any Oncor Entity and any Governmental Entity, including in connection with the filings referenced in clauses (ii) through (iv) above (except that such filings shall be prepared in accordance with and contain the provisions required by the applicable provisions of this Section 5).
(xii)Notwithstanding anything herein to the contrary, if the Merger Agreement has been terminated, each of Oncor and Oncor Holdings may defer performance of its obligations under this Section 5(a) or may withdraw any application or filing previously made by Oncor. Further, Oncor shall be entitled, following notice to and consultation with the Purchasers, to withdraw any application or filing previously made by Oncor with any Governmental Entity pursuant to this Section 5 in order to comply with any requirement, or reasonable request without solicitation, in a Governmental Request or Order, provided that Oncor’s board of directors determines in good faith after consultation with its outside financial advisors and outside legal counsel, and based on advice of such counsel, that not withdrawing any such application or filing would be inconsistent with its fiduciary duties.
(b)Information. Subject to applicable Laws and Section 5(e), Oncor and Oncor Holdings, on the one hand, and the Purchasers, on the other hand, shall, upon request by the other, furnish such party with all reasonably requested information concerning itself, its Subsidiaries, directors, officers and equityholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of any Purchaser, Oncor or Oncor Holdings or any of their respective Subsidiaries to or with any third party and/or any Governmental Entity in connection with the Purchase Transactions, including any information reasonably requested by Parent for inclusion in any Registration Statement.
(c)Status. Subject to applicable Laws and Section 5(e), and the instructions of any Governmental Entity, each party hereto shall keep the other parties reasonably apprised of the status of the filings and applications made pursuant to this

Section 5, including, upon reasonable request, promptly furnishing the other parties with copies of notices or other communications received by any party hereto from any Governmental Entity with respect to the Purchase Transactions.
(d)Terms and Conditions. Notwithstanding the obligations set forth in this Section 5, but subject to the other obligations set forth in this Letter Agreement, Parent and Merger Sub shall make all determinations with respect to any term or condition in connection with obtaining the FCC Approval, the FERC Approval and the PUCT Approval or any approval or consent of a Governmental Entity sought by the Purchasers in connection with the Purchase Transactions (whether arising due to a change in Law after the date of this Letter Agreement or otherwise). In addition, each of Oncor Holdings and Oncor acknowledges and agrees that the Purchasers shall have the right to approve or disapprove of any settlement with respect to the FCC Approval, the FERC Approval, and the PUCT Approval.
(e)Confidentiality. Notwithstanding the foregoing, all information disclosed pursuant to this Section 5 shall be subject to the Confidentiality Agreement and nothing in this Section 5 shall require any party (i) to violate any of its binding obligations with respect to confidentiality, (ii) to disclose any privileged information or (iii) to fail to comply with any requirement, or reasonable request without solicitation, in a Governmental Request or Order; provided, that, as applicable, each party shall, to the extent permitted by applicable Law, provide notice to other parties that any information is being withheld pursuant to this provision and shall use their respective reasonable best efforts to find a mutually agreeable solution to any such confidentiality and/or privilege concerns, including, if applicable, by sharing privileged information as requested pursuant to a common interest agreement with respect to the Applications to be mutually agreed and executed between the applicable parties.
Section 6.Access and Reports. Subject to applicable Law, upon reasonable notice, each of Oncor Holdings and Oncor shall, and each shall cause its Subsidiaries to, afford the officers and other Representatives of Parent reasonable access, during normal business hours throughout the Interim Period, to its executive officers, properties, books, contracts and records and, during such period, each of Oncor Holdings and Oncor shall, and each shall cause its Subsidiaries to, furnish to Parent information in its control concerning its business, properties, facilities, operations and personnel as Parent reasonably requests, in each case solely to the extent reasonably necessary to effect the Purchase Transactions; provided that no investigation pursuant to this Section 6 shall (a) unreasonably interfere with the ongoing operations of any Oncor Entity or (b) affect or be deemed to modify any representation or warranty made by an Oncor Entity herein; and provided, further, that the foregoing shall not require any Oncor Entity to (i) permit any inspection, or to disclose any information, that in the reasonable judgment of such Oncor Entity would result in the disclosure of any trade secrets of third parties or violate any of its or any of its Subsidiaries’ obligations with respect to confidentiality if such Oncor Entity shall have used reasonable best efforts to furnish such information in a manner that does not result in any such disclosure or violation, including obtaining the consent of such third party to such inspection or disclosure, (ii) disclose any privileged information of the Oncor Entities if such Oncor Entity shall have used reasonable best efforts to furnish such information in a manner that does not result in the loss of such privilege (including, if applicable, by sharing privileged information as requested pursuant to a common interest agreement with respect to the Applications to be mutually agreed and executed between the applicable parties), (iii) permit any invasive environmental investigation or sampling, including a Phase II environmental assessment or (iv) require disclosure of information that it reasonably determines is competitively sensitive information, including detailed information with respect to transmission development projects, or relates to facilities and infrastructure security procedures. All requests for information made pursuant to this Section 6 shall be directed to the individuals set forth in Exhibit E. All such information shall be governed by the terms of the Confidentiality Agreement.
Section 7.Publicity. The Oncor Entities and the Purchasers shall consult with one another prior to issuing any press releases or making any other public announcements with respect to this Letter Agreement or any filings with the Securities and Exchange Commission or submissions to the Bankruptcy Court that specifically relate to this Letter Agreement; provided, however, that nothing herein shall restrict or otherwise limit any party from making any disclosures that such party determines is required by applicable Law.
Section 8.Employees and Employee Benefits.
(a)During the period commencing at the Effective Time and ending on the two-year anniversary of the Effective Time (the “Continuation Period”), Parent and the Surviving Company shall cause Oncor or Oncor Holdings to provide each individual who is an employee of Oncor prior to and as of the Effective Time (each, an “Oncor Employee”) with (i) a base salary or wage rate that is no less favorable than that provided to such Oncor Employee immediately prior to the Effective Time, (ii) aggregate incentive compensation opportunities that are substantially comparable, in the aggregate, to those provided to such Oncor Employee immediately prior to the Effective Time and (iii) employee benefits that are substantially comparable, in the aggregate, to those provided to such Oncor Employee immediately prior to the Effective Time.
(b)During the Continuation Period, the Oncor Entities shall not, and Parent and the Surviving Company shall cause each of the Oncor Entities not to, implement any material involuntary workforce reductions (with respect to either field or corporate personnel) of the Oncor Employees.
(c)From and after the Effective Time, each of Oncor Holdings and Oncor shall, and Merger Sub shall exercise all rights as a direct or indirect equityholder of Oncor Holdings and Oncor to cause Oncor Holdings and Oncor to, fully satisfy, fulfill and discharge any obligations to current and former Oncor Employees under the

Assumed Plans; provided that, nothing herein shall prevent the amendment or termination of any such plans in accordance with their terms by Oncor Holdings and/or Oncor, and Oncor Holdings and Oncor shall each continue to have any rights, privileges or powers under the Assumed Plans.
(d)Notwithstanding any other provision of this Section 8 with respect to any Oncor Employee immediately following the Effective Time whose terms and conditions of employment are covered by a CBA, the terms and conditions of such Oncor Employee’s employment shall be governed by the terms of the applicable CBA.
(e)Each party hereto hereby acknowledges that, with respect to any employee listed on Exhibit F hereto, (i) a “change in control” or “change of control” within the meaning of each Assumed Plan in which such employee is a participant or to which such employee is a party will occur as a result of the consummation of the Purchase Transactions, and (ii) whether a termination of employment that occurs with respect to such employee constitutes a termination for “good reason” or “without cause” will be determined under the terms of such Assumed Plan. Notwithstanding the foregoing, Oncor shall request each of such executives to execute a valid and non-revocable waiver of his or her right to terminate his or her employment for an event specified under items (c) and (f) of the definitions of "Good Reason" specified in the Third Amended and Restated Oncor Executive Change in Control Policy or "Good Reason" specified in the Oncor Amended and Restated Key Employee Change in Control Plan, as applicable.
(f)In the event that any Oncor Employee becomes a participant in any employee benefit plan of Parent or its Subsidiaries, Parent shall use commercially reasonable efforts to cause any employee benefit plans in which such Oncor Employee is entitled to participate to take into account for purposes of eligibility and vesting thereunder, service of such Oncor Employees with Oncor Holdings or Oncor, as applicable, prior to the Effective Time as if such service were with Parent or its Subsidiaries to the extent provided in accordance with the terms of such employee benefit plans (except (i) with respect to any Oncor Employee who incurs a break in service after the Closing Date and is subsequently hired, such service will only be credited to the extent such service would have been credited and/or restored in accordance with the terms of a comparable benefit plan immediately prior to the Closing Date, or (ii) to the extent that it would result in (A) a duplication of benefits, (B) benefit accruals under any defined benefit pension plan (other than utilizing such years of service in order to satisfy any requirements for future benefit accrual only under any defined benefit pension plan), or (C) service accrual for any purpose under any post-retirement welfare benefit plan).
(g)The provisions of this Section 8 are solely for the benefit of the parties to this Letter Agreement, and no Oncor Employee or former Oncor Employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Letter Agreement, and nothing herein shall (i) be construed as an amendment to any Benefit Plan for any purpose, (ii) give any Oncor Employee or former Oncor Employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third person any right to enforce the provisions of this Section 8 or (iii) obligate the Surviving Company, Oncor Holdings, Oncor or any of their respective Affiliates (A) to, subject to Section 8(a)(iii) and as provided in the Amended and Restated Split Participant Agreement, maintain any particular benefit plan, (B) to retain the employment of any particular employee or (C) to refrain from promoting or demoting any particular employee (or otherwise refrain from reassigning such employee to a new position).
(h)Notwithstanding anything herein to the contrary, Purchasers agree to include commitments to comply with the provisions of Section 8(a), (b), (c), (d) and (e) in the commitments made by it in connection with the PUCT Filing; and agree to request the PUCT to include such commitments in any final PUCT Order.
Section 9.Split Participant Agreement. Prior to, or on the date of the Reorganized TCEH Spin-Off, Oncor shall enter into the Amended and Restated Split Participant Agreement, substantially in the form attached to the Merger Agreement, and any related agreements and plan amendments. Oncor shall not amend the Amended and Restated Split Participant Agreement without the consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned.
Section 10.Indemnification; Directors’ and Officers’ Insurance.
(a)Nothing herein shall impair or restrict the ability of any Oncor Entity to honor and perform any of its indemnification obligations to any Representative under any Contract.
(b)Effective as of the Effective Time, each of Oncor Holdings and Oncor shall, and the Surviving Company shall exercise all rights as a direct or indirect equityholder of Oncor Holdings and Oncor to cause Oncor Holdings and Oncor to comply with (i) any indemnification agreement between any Indemnified Party and an Oncor Entity and (ii) the indemnification obligations and exculpation provisions in the LLC Agreements as in effect as of date hereof.
(c)Nothing contained in this Letter Agreement shall be construed to prohibit the Oncor Entities from obtaining, with the approval of their respective boards of directors, and fully paying the premium for the extension of (i) the directors’ and officers’ liability coverage of the Oncor Entities’ existing directors’, managers’ and officers’ insurance policies, and (ii) Oncor’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Purchase Closing Date with respect to any claim related to any period of time at or prior to the Purchase Closing Date, which policies may be issued by an insurance carrier selected by the Oncor Entities and may contain terms, conditions, retentions and limits of liability that are acceptable to the Oncor Entities in their sole discretion with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of any of the Oncor Entities by reason of him or her serving in such capacity that existed or occurred at or prior to the Purchase Closing Date (including in connection with this Letter Agreement or the transactions or actions contemplated hereby); provided, that, the premiums for the extension of such insurance policies shall not exceed 250% of the annual premiums currently paid by the Oncor Entities for such insurance policies.
(d)If, within two years of the Purchase Closing Date, the Surviving Company or any of its successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, the Surviving Company or its successors or assigns shall make, to the extent not provided for under applicable Law, proper provisions so that the successors and assigns of the Surviving Company, as the case may be, assume all of the obligations of the Surviving Company set forth in this Section 10.
(e)The provisions of this Section 10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.
(f)The rights of the Indemnified Parties under this Section 10 shall be in addition to any rights such Indemnified Parties may have under the certificate of formation, operating agreement or comparable governing documents of any Oncor Entity, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Purchase Closing Date and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of formation, operating agreement or comparable governing documents of any Oncor Entity or the Company or any existing indemnification agreement between such Indemnified Party and any of the foregoing shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party with respect to any acts or omissions occurring at or prior to the Purchase Closing Date.
(g)To the extent that any Indemnified Parties are entitled to indemnification under both this Letter Agreement and any other contract, agreement or instrument (including the certificate of formation, operating agreement or comparable governing documents of any Oncor Entity or the Company or any indemnification agreement between such Indemnified Party and any of the foregoing) in respect of any services performed by such Indemnified Party as a director, manager, or officer of any of the Oncor Entities, the fact that any such contract, agreement or instrument also provides for indemnification of such Indemnified Parties shall not (i)

be construed to diminish or otherwise limit any right or remedy granted to such Indemnified Parties hereunder or (ii) require that any other sources of indemnification or available insurance be primary over the indemnification obligations set forth in this Letter Agreement, any indemnification agreement previously entered with the Indemnified Parties or in the organizational documents of any Oncor Entity.
Section 11.Expenses. If the Purchase Transactions are consummated, all reasonable, documented out-of-pocket costs and expenses of the Oncor Entities, including those of its Representatives, incurred after the Approval Date in connection with this Letter Agreement and the performance by the Oncor Entities of their obligations hereunder shall be paid by Parent. If the Purchase Transactions are not consummated and this Letter Agreement is terminated, twenty percent (20%) of all reasonable, documented out-of-pocket costs and expenses referred to in the immediately preceding sentence that are incurred during the Interim Period shall be reimbursed by Parent concurrently with the termination of this Letter Agreement; provided, however, that the amount of costs and expenses that Parent shall be obligated to reimburse pursuant to this sentence shall not in the aggregate exceed $5,000,000 (or such greater amount to which Parent may agree in writing after the date hereof).
Section 12.Notice of Current Events.
(a)At all times during the Interim Period, each of the parties hereto shall notify the other parties hereto orally and in writing upon: (i) receipt of any written communication from any Person that is a party to an Oncor Material Contract alleging that the consent of such Person (or another Person) is required in connection with the Purchase Transactions; (ii) becoming aware of any occurrence, or non-occurrence, of any event that, individually or in the aggregate, would cause any of the representations or warranties of such party or parties contained in this Letter Agreement to be untrue or inaccurate in any material respect; or (iii) becoming aware of any failure of any such party to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Letter Agreement.
(b)Parent shall notify Oncor Holdings and Oncor in writing as promptly as practicable (but in no event later than 24 hours) after the termination of the Merger Agreement and/or the Plan of Reorganization by any party thereto.
Section 13.Financing.
(a)During the Interim Period, Oncor Holdings and Oncor each agree to use reasonable best efforts to provide, and to use reasonable best efforts to cause their Subsidiaries and their respective officers and Representatives to provide, reasonable cooperation in connection with the arrangement of any debt or equity issuance contemplated by the Merger Agreement or the Plan of Reorganization (each, a

“Financing”) (provided that Parent shall use reasonable best efforts to provide Oncor Holdings and Oncor with notice of any information needed by Parent as soon as reasonably practicable), which cooperation shall be limited to the following: (i) participation by appropriate members of senior management of the Oncor Entities, which participation will be limited to providing Oncor financial and operational information in meetings, presentations, road shows, due diligence sessions, and sessions with prospective lenders, investors and rating agencies, in each case, at mutually agreeable times and locations and upon reasonable notice; (ii) providing information in its control to Purchasers that is necessary for Purchasers to prepare materials for rating agencies and rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with any such Financing, together with customary authorization letters authorizing the distribution of Oncor information to prospective lenders or investors; (iii) furnishing (A) all information and data reasonably requested by Parent to prepare all pro forma financial statements required in connection with any Financing and (B) all financial statements and financial data of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for offerings of debt or equity securities on a registration statement on Form S-3 or Form S-4 under the Securities Act (which, for the avoidance of doubt, information with respect to assets, liabilities, revenue and EBITDA with respect to non-guarantors in the aggregate shall be provided) solely to the extent necessary to consummate the Financing, including all information required to be incorporated therein (subject to exceptions customary for a private Rule 144A offering) (the information required to be delivered pursuant to this clause (iii) the “Required Financial Information”); (iv) using reasonable best efforts to assist Parent and the lenders and investors for such Financing or their respective Affiliates in obtaining corporate, facilities and securities ratings, as applicable, in connection with the Financing prior to the launch of the Financing; (v) providing information in its control that is necessary for the preparation of customary schedules and exhibits in connection with the Financing; (vi) furnishing Parent and its Affiliates and the lenders or investors or their respective Affiliates providing or arranging Financing promptly, in a timely manner, with all documentation and other information which any lender or investor has reasonably determined is required by regulatory authorities in connection with such Financing under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act (which cooperation shall be required notwithstanding the reasonable best efforts standard required of Oncor Holdings and Oncor above), (vii) providing customary management representation letters to the independent auditors and causing Oncor’s independent auditors to cooperate in connection with the Financing (including providing accountants’ comfort letters and consents from Oncor’s independent auditors to the extent required in connection with the Financing); and (viii) otherwise assisting Parent to satisfy any express conditions precedent to the Financing which require Oncor information, provided that with respect to the foregoing clauses (i)-(viii), (A) Oncor shall not be required to endorse any particular strategy or structure, (B) the Purchasers shall be responsible for any projections, (C) such requested cooperation shall not unreasonably interfere with the ongoing operations of any Oncor Entity, (D) no Oncor Entity shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Financing, (E) other than customary authorization letters, no Oncor Entity or any of their respective officers, directors, or employees shall be required to execute or enter into or perform any agreement with respect to the Financing that is not contingent upon the Closing or that would be effective prior to the Purchase Closing Date nor prepare any pro forma financial statements, (F) Persons who are on the board of directors or the board of managers (or similar governing body) of any Oncor Entity prior to the Purchase Closing Date in their capacity as such shall not be required to pass resolutions or consents to approve or authorize the execution of the Financing, and (G) no Oncor Entity or any of their respective officers, directors, or employees shall be required to execute any solvency certificate in connection with the Financing. Nothing contained in this Section 13 or otherwise shall require any Oncor Entity to be an issuer or other obligor with respect to the Financing.
(b)During the Interim Period, it is understood that Parent may seek to market and consummate all or a portion of the Financing (the date of any such issuance, an “Early Financing Date”). In this regard, and for the avoidance of doubt, Oncor Holdings and Oncor acknowledge that their cooperation obligations set forth in Section 13(a) include the obligation to use their reasonable best efforts to cooperate with any such efforts, provided such cooperation obligations are limited to those set forth in Section 13(a).
(c)Notwithstanding anything herein to the contrary, none of the Oncor Entities or their respective Representatives shall be required to take any action that would subject such Person to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or their performance of their respective obligations under this Section 13 or any information utilized in connection therewith. Parent shall indemnify and hold harmless the Oncor Entities and their respective Representatives from and against any and all Costs suffered or incurred by them in connection with the arrangement of the Financing and the performance of their respective obligations under this Section 13 and any information utilized in connection therewith (other than Costs arising from any untrue statement of a material fact in information provided by any Oncor Entity or any omission of a material fact required to be stated in such information or necessary in order to make such information not misleading). Parent shall, promptly upon request of Oncor Holdings or Oncor, reimburse any Oncor Entity for all reasonable and documented out-of-pocket costs and expenses incurred by such Oncor Entity (including those of its Representatives) in connection with the cooperation required by this Section 13. Each of Oncor Holdings and Oncor hereby consents to the use of the logos of the Oncor Entities in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage any Oncor Entity or the reputation or goodwill of any Oncor Entity.
Section 14.IPO Conversion.
(a)The Oncor Entities acknowledge that the Purchasers have advised it that, under the terms of the Merger Agreement, the Company has agreed, if requested by Parent, to deliver notice to the Oncor Entities of its intention to pursue an IPO Conversion.
(b)Without modifying the obligations of the Oncor Entities otherwise contained in this Letter Agreement, Oncor hereby agrees to cooperate with Parent and provide Parent with such information within Oncor’s control as is reasonably necessary for Parent to prepare or plan for the actions to be required by the IPO Conversion Plan as and when reasonably requested by Parent. The parties to this Letter Agreement acknowledge that the Oncor Entities have not agreed to approve or to implement the IPO Conversion Plan to the extent (if at all) such approval or implementation is required by the LLC Agreements or the Investors Rights Agreement.
(c)During the Interim Period, each of the Oncor Entities shall, and shall cause each of their respective Representatives to, provide all assistance and cooperation reasonably requested by Parent in connection with the preparation of a Registration Statement and the related Prospectus and to use their respective reasonable best efforts (i) to cause appropriate officers, agents and employees of the Oncor Entities (A) to assist with the preparation of a Registration Statement, a Prospectus and other offering documents, projections and similar documents in connection therewith, (B) to furnish Parent with, and authorize the inclusion in a Registration Statement and the related Prospectus of, financial statements and operating, financial and other pertinent information regarding the Oncor Entities as may be reasonably requested by Parent to consummate an IPO of IPO Securities (as defined in Exhibit B) and the registration of the securities to be issued in connection therewith pursuant to the Registration Statement, (C) to participate in a reasonable number of customary due diligence and drafting sessions with Parent and its Representatives, (D) to participate in meetings with potential purchasers of such securities, if requested by Parent, which participation will be limited to providing Oncor financial and operational information at such meetings and (E) to take such other actions within its control as are necessary for Parent to seek consummation of an IPO of IPO Securities and the registration of the IPO Securities, and (ii) to cause the independent certified public accountants of the Oncor Entities to provide assistance to Parent, including providing consent, on a customary basis, to Parent to use their audit reports relating to the Oncor Entities and to provide any necessary “comfort letters” and to prepare and deliver other customary documents and instruments.

(d)Parent shall indemnify and hold harmless the Oncor Entities and their respective Representatives from and against any and all Costs suffered or incurred by them in connection with (i) this Section 14 or (ii) the IPO Conversion Plan, other than, in each case, (A) any Costs arising from a breach by any Oncor Entity of its obligations under this Letter Agreement (including under this Section 14) with respect to such matters, (B) any out-of-pocket costs and expenses of the Oncor Entities incurred in connection with this Letter Agreement that would trigger reimbursement by Parent under the second sentence of Section 11 but for which such amounts exceed the cap included in that sentence (without affecting Parent’s obligations under Section 13(c) or this Section 14(d) to indemnify the Oncor Entities and their respective Representatives from and against other forms of Costs provided therein), and (C) any Costs that (x) are incurred in connection with the actions provided for in Section 14(c) and (y) arise from any untrue statement of a material fact in information provided by any Oncor Entity, or any omission of a material fact required to be stated in such information or necessary in order to make such information not misleading.
(e)Notwithstanding clauses (a) through (c) of this Section 14, (A) Oncor is not endorsing the IPO Conversion Plan, (B) Oncor shall not be responsible for any projections included in the Registration Statement and the related Prospectus (provided that any information relating to such projections provided by any of the Oncor Entities is not misleading and does not omit any material fact), (C) any cooperation requested by the Purchasers pursuant to this Section 14 shall not unreasonably interfere with the ongoing operations of any Oncor Entity and (D) no Oncor Entity shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the IPO Conversion Plan and the issuance of securities in connection therewith. Nothing contained in this Section 14 shall require any Oncor Entity to be an issuer or other obligor with respect to the IPO Conversion or IPO.
Section 15.Headquarters. From and after the Purchase Closing Date, the Surviving Company shall cause the Oncor Entities to maintain their headquarters in Dallas, Texas.
Section 16.Resignation of Directors; Special Members.
(a)By this Agreement, each Independent Director who serves on the board of directors of (i) Oncor Holdings and/or (ii) Oncor, has each agreed to submit their resignations, in the exercise of their fiduciary duties, from the boards of Oncor Holdings and Oncor, such resignations to be effective as of the Effective Time, so long as the following conditions have been met: (i) the board of directors of the Company and the EFIH Disinterested Director (if the Merger Agreement or the Purchase Transactions are designated as a conflict matter by the board of directors of EFIH), have provided their prior written consent to such resignations at least seven (7) days prior to the Effective Time; (ii) the Bankruptcy Court has entered an order approving the Merger Agreement with Parent and Merger Sub and has confirmed the Plan of Reorganization; (iii) the PUCT Approval has been obtained; and (iv) the PUCT has not expressly objected to the resignations.
(b)At least seven (7) days prior to the Effective Time, Parent shall submit for consideration by the Nominating Committee of Oncor Holdings (the “Nominating Committee”) its designees to serve as directors on the boards of Oncor Holdings and Oncor; and at least three (3) days prior to the Effective Time, the Nominating Committee shall consider those designees pursuant to the LLC Agreements of Oncor Holdings and Oncor, including those designated by Parent to serve as replacement Special Independent Directors (as defined in the applicable LLC Agreement).
(c)At least one (1) day prior to the Effective Time, the Nominating Committee shall direct Oncor Holdings in writing to fill, and Oncor Holdings shall fill, the vacancies on the board of Oncor that will be created by the resignations of the Independent Directors with Parents’ designees that have been considered and approved by the Committee, all such appointments to be effective immediately upon the effectiveness of the resignations of the current Independent Directors.
(d)The Nominating Committee shall appoint Parents’ designees to serve as directors of the board of Oncor Holdings, including the designations of directors as Special Independent Directors, all such appointments to be effective immediately upon the effectiveness of the resignations of the current Independent Directors.1
(e)By this Agreement, each of the Special Members (as defined in the Oncor Holdings LLC Agreement) of Oncor Holdings shall resign as Special Member. Such Special Members has agreed to submit their resignation as Special Members, such resignation to be effective as of the Effective Time, so long as: (i) the board of directors of the Company and the EFIH Disinterested Director (if the Merger Agreement or the Purchase Transactions are designated as a conflict matter by the board of directors of EFIH) have provided their prior written consent at least seven (7) days prior to the Effective Time; (ii) the Bankruptcy Court has entered an order approving the Merger Agreement with Parent and Merger Sub and has confirmed the Plan of Reorganization; (iii) the PUCT Approval has been obtained; (iv) the PUCT has not expressly objected to the resignations; and (v) the designees of Parent have executed a counterpart to the Oncor LLC Agreement joining as a Special Member effective as of such resignation.

________________________
11 Section 11 of the Oncor Holdings LLC Agreement has the Nominating Committee appointing the IDs at Oncor Holdings.

Section 17.Miscellaneous.
(a)Survival. This Section 17 and the covenants and agreements of the parties hereto contained in Section 8 (Employee Benefits), Section 10 (Indemnification; Directors’ and Officers’ Insurance), Section 11 (Expenses), Section 13(c) (Financing), Section 14(d) (IPO Conversion) and Section 15 (Headquarters) and the Confidentiality Agreement shall survive the consummation of the Purchase Transactions. This Section 17 and the covenants and agreements of the parties hereto contained in Section 11 (Expenses), Section 13(c) (Financing), Section 14(d) (IPO Conversion) and the Confidentiality Agreement shall survive the termination of this Letter Agreement. Subject to the foregoing, all other representations, warranties, covenants and agreements in this Letter Agreement shall not survive the consummation of the Merger.
(b)Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Purchase Closing Date, the parties hereto may modify or amend this Letter Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.
(c)Counterparts. This Letter Agreement may be executed in any number of counterparts (including by electronic means), each such counterpart being deemed to be an original instrument, and all such counterparts taken together constituting one and the same agreement.
(d)GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.
(i)THIS LETTER AGREEMENT, TOGETHER WITH ANY CLAIM, DISPUTE, REMEDY OR LEGAL PROCEEDING ARISING FROM OR RELATING TO THIS LETTER AGREEMENT OR ANY RELIEF OR REMEDIES SOUGHT BY ANY PARTY HERETO, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Each of the parties hereto (A) submits to the exclusive jurisdiction of any state or federal court sitting in Dallas County, Texas in any action or proceeding arising out of or relating to this Letter Agreement, (B) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (C) agrees not to bring any action or proceeding arising out of or relating to this Letter Agreement (whether on the basis of a claim sounding in contract, equity, tort or otherwise) in any other court. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Letter Agreement or the Purchase Transactions in any court specified in accordance with the provisions of this Section 17(d)(i). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 17(e). Nothing in this Letter Agreement will affect the right of any party to this Letter Agreement to serve process in any other manner permitted by Law.
(ii)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (W) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (X) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (Y) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (Z) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17(d)(ii).
(e)Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by email or overnight courier:

If to Oncor Holdings or Oncor:
Oncor Electric Delivery Holdings Company LLC 1616 Woodall Rodgers Freeway Dallas, Texas 75202
Attention:	E. Allen Nye, Jr.
Kevin R. Fease
Michael L. Davitt
Email:	allen.nye@oncor.com
kevin.fease@oncor.com
michael.davitt@oncor.com

with copies (which shall not constitute notice) to:
Jones Day 222 East 41st Street New York, New York 10017
Attention:	Corinne Ball
Email:	cball@jonesday.com

and

Jones Day 2727 North Harwood Street Dallas, Texas 75201
Attention:	Patricia J. Villareal
Email:	pjvillareal@jonesday.com

If to Parent or Merger Sub:
NextEra Energy, Inc.
700 Universe Blvd. Juno Beach, FL 33408
Attention: Mark Hickson Charles Sieving
Email: Mark.hickson@nexteraenergy.com Charles.sieving@nexteraenergy.com with copies (which shall not constitute notice) to:

Chadbourne & Parke LLP 1301 Avenue of the Americas New York, NY 10019
Attention:	Howard Seife
William Greason
Email:	hseife@chadbourne.com
wgreason@chadbourne.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon receipt if sent by email and received by 5:00 pm (Eastern Time), on a Business Day (otherwise the next Business Day) (provided that if given by email such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.
(f)Termination. This Letter Agreement may be terminated at any time prior to the closing of the Purchase Transactions, (i) by mutual written consent of the parties hereto, (ii) automatically, and without any action of any of the parties hereto, upon (A) any valid termination of the Merger Agreement by any party thereto or (B) the withdrawal of the Plan of Reorganization or any event that renders the Plan of Reorganization or an order approving the Plan of Reorganization null or void, (iii) by Oncor Holdings, if the Board of Directors of Oncor Holdings determines in good faith after consultation with its outside financial advisors and outside legal counsel, and based on the advice of such counsel, that proceeding with this Letter Agreement would be inconsistent with its applicable fiduciary duties or (iv) by Oncor, if the Board of Directors of Oncor determines in good faith after consultation with its outside financial advisors and outside legal counsel, and based on the advice of such counsel, that proceeding with this Letter Agreement would be inconsistent with its applicable fiduciary duties.
(g)Entire Agreement. This Letter Agreement and the Confidentiality Agreement embody the entire agreement and understanding of the parties in respect of the subject matter contained herein and supersedes all prior agreements and understandings between the parties with respect to such subject matter. The parties hereby further represent that, in entering into this Letter Agreement (i) they have been represented and advised by counsel in connection with this Letter Agreement, which they have entered into voluntarily and of their own choice, and not under coercion or duress; (ii) they are relying upon their own knowledge and the advice of counsel; (iii) they knowingly waive any claim that this Letter Agreement was induced by any misrepresentation or nondisclosure which could have been or was discovered before signing this Letter Agreement; and (iv) they knowingly waive any right to rescind or avoid this Letter Agreement based upon presently existing facts, known or unknown.
(h)Severability. The provisions of this Letter Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Letter Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Letter Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
(i)Assignment. This Letter Agreement shall not be assignable by operation of law or otherwise without the written consent of the non-assigning parties hereto. Any purported assignment in violation of this Letter Agreement is void.
(j)No Third Party Beneficiaries. Except as provided in Section 10 (Indemnification; Directors’ and Officers’ Insurance), Section 11 (Expenses), Section 13(c) (Financing), Section 14(d) (IPO Conversion), Parent, Merger Sub, Oncor Holdings and Oncor hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Letter Agreement, and this Letter Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the covenants set forth herein. Without limiting the generality of the foregoing, the Company and EFIH shall not have any right to rely on or enforce any of the representations, warranties, covenants or agreements set forth herein.
(k)Specific Performance; Limitation of Damages. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Letter Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance and injunctive relief (but not any other form of equitable relief) to prevent or remedy breaches of this Letter Agreement, without the proof of irreparable damage or any actual damages or losses whatsoever. Without limiting the foregoing, the parties hereto agree that a party hereto may not assert that another party to this Letter Agreement is in breach of this Letter Agreement unless such non-breaching party provides the purported breaching party with written notice of such allegation within five (5) Business Days of the non-breaching party or its Affiliates first becoming aware of such purported breach. Prior to the non-breaching party seeking an injunction pursuant to this Section 17(k), the purported breaching party shall have five (5) Business Days after receiving such notice to cure any such breach. Within that five (5) Business Day period, the parties to this Letter Agreement also agree that senior management-level designees of each party shall meet and confer in an attempt to resolve any claim of a breach. Each party irrevocably agrees to waive any requirement for the security or posting of any bond in connection with such specific performance or injunctive relief. Regardless of any other provision in this Letter Agreement, the Merger Agreement, and/or any related transaction, the parties specifically agree that neither Oncor, Oncor Holdings, or their Representatives, nor Parent or Merger Sub shall be held liable in any event for monetary damages hereunder; provided that Parent and/or Merger Sub agree that they may be held liable for monetary damages for a breach of their obligations under Sections 11, 13(c) and

14(d). Each party also agrees that in the event that Parent or Merger Sub asserts any claim against the Oncor Entities or their Representatives based upon or reflecting in any manner any provisions of the Merger Agreement and/or related documents, such claim, if any will be subject to and limited by this Section 17(k). Notwithstanding anything to the contrary in this Letter Agreement, in no event shall any party hereto or their Representatives be liable to any other party hereunder for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income or opportunity, relating to the breach or alleged breach of this Letter Agreement.
(l)Interpretation; Construction. The headings herein are for convenience of reference only, do not constitute part of this Letter Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Letter Agreement is made to a section or exhibit, such reference shall be to a section of or exhibit to this Letter Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Letter Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Letter Agreement shall refer to this Letter Agreement as a whole and not any particular provision of this Letter Agreement. The words “will” and “shall” have the same meaning. The parties have participated jointly in negotiating and drafting this Letter Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Letter Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Letter Agreement. As used herein, the phrase “previously disclosed” (and any variations thereof) shall refer to the applicable disclosure contained in (i) the Company Disclosure Letter delivered to the Purchasers by the Company in connection with the Merger Agreement and (ii) a disclosure letter delivered to the Purchasers on the date hereof in connection with this Letter Agreement, provided, in each case, that the relevance of such disclosure to the applicable provisions of this Letter Agreement is readily apparent from the face of such disclosure.
(m)Effectiveness. Notwithstanding anything herein to contrary except as set forth in the proviso below, the obligations of Oncor and Oncor Holdings hereunder will not be effective unless and until the Approval Date occurs; provided, however, until the effectiveness of Oncor and Oncor Holdings’ obligations hereunder as of the Approval Date, each of the Oncor Entities shall conduct, in all material respects, their and their respective Subsidiaries’ businesses in the ordinary course of business consistent with the 2016-2017 Plan.
[Signature Page Follows]

If the parties are in agreement with the terms of this Letter Agreement, please execute one copy of this Letter Agreement in the space provided below and return it to the undersigned, whereupon this Letter Agreement will represent the binding agreement of the parties hereto.
Very truly yours,

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

By:
Name:
Title:

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:
Name:
Title:

AGREED TO AND ACCEPTED as of the date first set forth above:

NEXTERA ENERGY, INC.

By:
Name:	James L. Robo

Title:	Chairman, President and Chief Executive Officer

EFH MERGER CO., LLC

By:
Name:	James L. Robo
Title:	Chief Executive Officer

Exhibit A
Definitions
Capitalized terms used in this Letter Agreement without definition shall have the following respective meanings:
“2007 Separation Agreement” means the Separation Agreement, dated October 10, 2007, by and between TXU Corp. and Oncor Holdings.
“Actions” means any civil, criminal or administrative actions, suits, complaints, enforcement actions, penalty assessments, claims, hearings, arbitrations, investigations, inquiries, audits or other proceedings (formal or informal, public or non-public).
“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person.
“Bankruptcy and Equity Exception” means the bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
“Benefit Plan” means all material benefit and compensation plans, programs, policies or arrangements covering Oncor Employees, including “employee benefit plans” within the meaning of Section 3(3) of ERISA and deferred compensation, change in control, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, employment agreements (but only such employment agreements that would reasonably be expected to provide for annual compensation of $100,000 or more), programs, policies or arrangements sponsored, contributed to, or entered into by Oncor Holdings or Oncor or their Subsidiaries.2
“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York.
“Chapter 11 Cases” means the voluntary cases of the Debtors under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. in the Bankruptcy Court.
“Confidentiality Agreement” means the confidentiality agreement, dated as of June 1, 2016, among Parent, the Company, EFIH and, pursuant to a Joinder Agreement, dated as of June 1, 2016, Oncor.
“Contract” means an agreement, lease, license, franchise, contract, note, mortgage, indenture, credit agreement, arrangement or other obligation.

________________________
2 Note to Draft: Oncor HR confirming that language is consistent with Oncor plans.

“control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Costs” means any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities.
“Debtors” means, collectively, the Company, EFIH and certain entities in which the Company, directly or indirectly, holds an equity interest, that commenced voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq.
“Environment” means any and all ambient air, indoor air, surface water and groundwater (including navigable water and wetlands), the land surface or subsurface strata or sediment and flora and fauna.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Governmental Request or Order” means any formal or informal request, action, Law, directive or order (whether temporary, preliminary or permanent), whether written or not, made, enacted, issued, promulgated, enforced or entered by any court, other Governmental Entity of competent jurisdiction, or governmental authority, including without limitation the PUCT, ERCOT, FERC, the Texas Reliability Entity, the Office of the Attorney General of Texas, or any Representative thereof.
“Indemnified Parties” means directors, managers and officers of the Oncor Entities.
“Investor Rights Agreement” means the Investor Rights Agreement, dated as of November 5, 2008, among Oncor and certain of its direct and indirect equityholders.
“IPO Conversion” has the meaning ascribed to such term in the Investor Rights Agreement.
“IPO Conversion Plan” means the plan attached hereto as Exhibit B, as amended, modified or supplemented from time to time in a manner consistent with the terms of the Investor Rights Agreement.
“IRS” means the Internal Revenue Service.
“Knowledge” means, when used with respect to Oncor Holdings and Oncor, the actual knowledge after reasonable inquiry of Robert S. Shapard, David M. Davis, Allen Nye, James A. Greer, Walter Mark Carpenter and Deborah L. Dennis.

“Law” means any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, legally binding standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement or License of any Governmental Entity.
“Lenders” means the lenders who are party to the Debt Commitment Letter.
“License” means all permits, certifications, approvals, registrations, clearances, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.
“Lien” means any lien, charge, pledge, security interest, claim or other encumbrance.
“Merger” means the merger of the Company with and into Merger Sub pursuant to the Merger Agreement.
“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
“Plan Support Agreement” means the Plan Support Agreement, dated as of the date hereof, among Parent, the Debtors and certain of their creditors and other persons pursuant to which each of the parties thereto has agreed, among other things, to support the Plan of Reorganization.
“Private Letter Ruling” means a private letter ruling to be issued by the IRS with respect to the Reorganized TCEH Spin-Off.
“Prospectus” means the final prospectus contained in any Registration Statement at the date and time as of which the Registration Statement, or the most recent post-effective amendment thereto, is declared effective by the SEC (including information, if any, omitted pursuant to Rule 430A and subsequently provided pursuant to Rule 424(b) under the Securities Act), and any amended form of such prospectus provided under Rule 424(b) under the Securities Act or contained in a post-effective amendment to the Registration Statement.
“Registration Statement” means the Registration Statement to be filed with the SEC relating to the securities to be issued in connection with the Merger, any Financing, pursuant to the IPO Conversion Plan or in connection with the other transactions contemplated by the Merger Agreement.
“Reorganized TCEH” means a new subsidiary of TCEH formed by TCEH pursuant to the Plan of Reorganization.

“Reorganized TCEH Spin-Off” means the distribution by, or caused by, TCEH of all of the outstanding equity interests in Reorganized TCEH in a manner consistent with the Private Letter Ruling and the Plan of Reorganization.
“Ruling Request” means the written request, dated June 10, 2014, filed with the IRS by the Company, on behalf of the Debtors, that the IRS issue a Private Letter Ruling to the Company addressing the qualification of the Reorganized TCEH Contributions and the Reorganized TCEH Spin-Off as a “reorganization” within the meaning of Sections 368(a)(1)(G), 355 and 356 of the Code and certain other matters.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.
“Tax” (including, with correlative meaning, the term “Taxes”) includes (1) all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, margin, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions and (2) any liability in respect of the items described in clause (1) payable by reason of contract, assumption, transferee or successor liability, operation of Law, Treasury Regulations Section 1.1502-6(a) (or any analogous or similar provision of state, local or foreign Law).
“Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.
“Termination Date” means the date on which the Merger Agreement is validly terminated in accordance with its terms.
________________________

Exhibit B
IPO Conversion Plan
The following constitutes the “IPO Conversion Plan” that is expected to be implemented in connection with or following the Merger at the election of NextEra Energy, Inc. (“Parent”) and its implementation shall constitute an “IPO Conversion” as such term is defined in the Investor Rights Agreement. The IPO Conversion Plan may be amended, modified or supplemented from time to time by Parent subject to the prior written consent of the Company and EFIH (such consent not to be unreasonably withheld, conditioned or delayed). Capitalized terms used herein and not otherwise expressly defined shall have the meaning set forth in the Agreement and Plan of Merger.

1.	Parent will form a new entity (“IPO Corp”), which will initially be wholly-owned and controlled, either directly or indirectly through Affiliate(s), by Parent.

2.	IPO Corp will acquire a 100% controlling interest, and a minority economic interest, in the Merger Sub, thereby indirectly owning a minority economic interest in Oncor.

3.
Parent intends to cause IPO Corp to conduct an initial public offering (“IPO”) of a class of securities of IPO Corp (“IPO Securities”), which will represent a minority of the voting interests in IPO Corp and an indirect minority economic interest in Oncor. Assuming no exercise of the TTI Conversion (defined below), immediately after the IPO, Parent, either directly or indirectly through Affiliate(s), will own the remainder of the voting interests and none of the economic interests in IPO Corp.

4.
Pursuant to the Investor Rights Agreement, TTI will have the right to transfer all or a portion of its LLC Units (as such term is defined in the Investor Rights Agreement) in Oncor for securities of IPO Corp to reflect its proportionate economic and voting rights in Oncor (the “TTI Conversion”).

5.	Parent will have right to exchange interests in Merger Sub for securities of IPO Corp, including IPO Securities.

6.	Notwithstanding the IPO and/or the TTI Conversion, Parent will have control of IPO Corp and Merger Sub, either directly or indirectly through Affiliate(s).

Exhibit C
Key Regulatory Terms
This Exhibit C sets forth certain key terms and undertakings to be included in the PUCT Filing in connection with the PUCT Approval and, to the extent applicable, filings with other Governmental Entities in connection with the Purchase Transactions (“Regulatory Filings”).
The specific terms and undertakings to be included in the Regulatory Filings have not yet been determined and will depend on discussions among the parties and with the rating agencies and the regulatory authorities. In general, however, the Regulatory Filings would contain at least the following proposed commitments.
Parent commits that:

1.	Existing EFH/EFIH Legacy Debt - it will extinguish all debt that resides above Oncor at EFIH and EFH, reducing it to zero, immediately following the Closing.

2.
New Debt Solely Dependent on Oncor - it and its subsidiaries, other than Oncor, will not incur, guarantee, or pledge assets in respect of any new debt that is solely or almost entirely dependent on the revenues of Oncor without first seeking PUCT approval. Parent and its Affiliates (other than Oncor) will provide advance notice to potential lenders of new debt issued pursuant to the PUCT approval received under this commitment of its corporate separateness from Oncor and will obtain an acknowledgement of the separateness and non-petition covenants in all such new debt instruments.

3.
Credit Rating - the current credit issuer/corporate ratings of Oncor will be maintained or improved at the time of Closing. If, at any time from the date of closing through December 31, 2020, Oncor’s issuer/corporate rating is not maintained as investment grade by Standard & Poor’s, Moody’s, or Fitch credit ratings agencies, Oncor shall not use the lower credit rating as a justification for a higher regulatory rate of return.

4.
Reliability - for a period of five (5) years, for purposes of Substantive Rule 25.52, system average interruption duration index (“SAIDI”) and system average interruption frequency index (“SAIFI”) standards should be calculated based on Oncor’s forced interruption performance for years 2011, 2013, and 2014. Oncor’s SAIDI standard should be 96.30667 and its SAIFI standard should be 0.94000.

5.	Interconnection Process - Oncor will continue to participate in discussions with PUCT staff and customers to address implementing improvements to its interconnection process.

6.	Headquarters/Management - Oncor will maintain headquarters and management in Dallas County, Texas.

7.
Capital Expenditures - Oncor will fund capital expenditures in the amounts set forth in Oncor’s current long range plan for five (5) years following the date of the closing. Notwithstanding the preceding sentence, Oncor may reduce capital spending due to conditions not under its control, including, without limitations, siting delays, cancellations of projects by third parties, or weaker than expected economic conditions as long as such conditions are reported to the PUCT in Oncor’s annual earnings monitoring report.

8.	Non-ERCOT Assets - Oncor and Oncor Holdings will not own, operate or construct capital assets outside of ERCOT without prior approval from the PUCT.

9.	Advisory Board - it will establish an advisory board of Texas residents that will meet quarterly with the Chief Executive Officer of Oncor to discuss service and other operational issues.

10.	Oncor Board of Directors - Parent will maintain a separate Board of Directors at Oncor.

11.
Debt-to-Equity Ratio - Oncor’s debt will be limited so that its regulatory debt-to-equity ratio (as determined by the PUCT) is at or below the assumed debt-to-equity ratio established from time to time by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity. The calculations of the debt-to-equity ratio for purposes of this commitment will not include goodwill resulting from the Merger.

12.	Rate Settlements - Oncor will comply with all terms and conditions imposed by Oncor’s previous rate settlements.

13.	Rate Case - Oncor will file a general base rate case by July 1, 2017, unless before that date a general base rate case has been initiated by Commission Staff or some other party.

14.
Workforce - for two years after closing, each current Oncor employee who is employed on the Closing Date, other than those identified in 17 below, will be provided (i) a base salary or wage rate that is no less favorable than the base salary or wage rate provided to such employee immediately prior to the Effective Time, (ii) aggregate incentive compensation opportunities that are substantially comparable in the aggregate to those provided to such employee immediately prior to the Effective Time, and (iii) employee benefits that are substantially comparable in the aggregate to those provided to such employee immediately prior to the Effective Time, and Oncor will not implement any material involuntary workforce reductions (with respect to either field or corporate personnel) of Oncor employees.

15.
Collective Bargaining Agreement - with respect to any Oncor employee whose terms and conditions of employment are covered by a collective bargaining agreement, the terms and conditions of such employment will continue to be governed by the terms of the applicable collective bargaining agreement, as may be modified from time to time.

16.	Employment Agreements - Oncor will honor any employment, severance, retention, termination, and change in control arrangements of Oncor in accordance with their terms.

17.
Change in Control - Each party hereto hereby acknowledges that, with respect to specified executives of Oncor, (i) a “change in control” or “change of control” within the meaning of each Assumed Plan in which such employee is a participant or to which such employee is a party will occur as a result of the consummation of the Purchase Transactions, and (ii) whether a termination of employment that occurs with respect to such employee constitutes a termination for “good reason” or “without cause” will be determined under the terms of such Assumed Plan. Notwithstanding the foregoing, Oncor shall request each of such executives to execute a valid and non-revocable waiver of his or her right to terminate his or her employment for an event specified under items (c) and (f) of the definitions of "Good Reason" specified in the Third Amended and Restated Oncor Executive Change in Control Policy or "Good Reason" specified in the Oncor Amended and Restated Key Employee Change in Control Plan, as applicable.

18.
Benefits - for Oncor employees who become participants in any employee benefit plan of Parent or its Affiliates in connection with the Merger, the prior service of those employees to an Oncor entity will generally be taken into account, for purposes of eligibility and vesting thereunder.

19.
Code of Conduct - Oncor will comply with applicable laws and rules concerning affiliate activities and will file a revised Code of Conduct that will acknowledge that, for purposes of Oncor’s Code of Conduct, Gexa, certain NextEra Energy Resources subsidiaries and any other Parent Affiliates will be considered Texas competitive affiliates to the extent they provide services or sell products in a competitive energy-related market in Texas.

20.	Transaction Costs - none of the fees and expenses of the Merger will be borne by Oncor’s customers. Oncor further commits that it will not seek to include costs of the Merger in its rates.

21.
Pledging of Assets - Oncor will not incur, guaranty, or pledge assets in respect of any incremental new debt related to the Merger at the closing or thereafter. Oncor’s assets shall not be pledged for any entity other than Oncor.

22.
Goodwill - any costs of goodwill of Parent or its Affiliates (including Oncor) will not be included in rate base, cost of capital, or operating expenses in future ratemaking Oncor related proceedings. Write-downs or write-offs of goodwill will not be included in the calculation of net income for dividend payment purposes.

23.
Inter-company Debt - Oncor will not enter into any inter-company debt transactions with Affiliates of Parent following consummation of the Merger and Oncor will not lend money to or borrow money from Parent or its Affiliates.

24.
Separate Books and Records - Oncor will maintain accurate, appropriate, and detailed books, financial records and accounts, including checking and other bank accounts, and custodial and other securities safekeeping accounts that are separate and distinct from those of Parent and its other Affiliates.

25.	Shared Credit Facilities - Oncor will not share any credit facility with Parent or its Affiliates.

26.	Organizational Documents - the organizational documents of Oncor and any modifications to those documents will not be inconsistent with any order approving the Merger.

27.
Regulatory Modifications - until the Merger closes, Parent and Oncor agree to request approval from the PUCT of any modifications or additions to the approved commitments in this case by other regulatory bodies.

28.
Compliance Reports - for five (5) years post-closing, Oncor will file periodic reports with the PUCT regarding compliance with these commitments. Such reports will be filed at the same time as the annual earnings report under 16 Texas Administrative Code § 25.73 is filed for Oncor. All unexpired commitments will remain in effect after the end of the five-year reporting period and will expire according to their own terms.

29.
Dividends - Oncor shall not make any distributions, dividends, or other payments to Parent or its Affiliates without the prior approval of the PUCT at any time that two or more of Standard & Poor’s, Moody’s, or Fitch credit rating agencies determine that Oncor’s issuer/corporate credit rating is not investment grade.

30.	Separate Name - Oncor shall maintain a name and logo separate and distinct from the names of its competitive Texas affiliates.

31.	No Recovery of Gexa Bad Debt - So long as Oncor is affiliated with Gexa, Oncor will not seek to recover from its customers any costs incurred as a result of a bankruptcy of Gexa.

32.	Bankruptcy Expense - Oncor will not seek recovery in rates of any expenses related to EFH’s bankruptcy.

Exhibit D
In addition to including the Key Regulatory Terms, the PUCT Approval application will request, among other things, that the PUCT approve a change of control transaction that, among other things:

•
does not (i) include any requirement, restriction, limitation or condition on Parent’s ability to, directly or indirectly, appoint, remove and replace any individual who serves from time to time on the board of directors of Oncor and Oncor Holdings from time to time (and otherwise to fill vacancies on such boards of directors) or the process for selection of directors or (ii) impose any requirement, restriction or limitation on the qualifications for the directors of the Oncor Entities (including the independence thereof);

•	except as provided in the Key Regulatory Terms, does not include any condition that restricts or limits any of the Oncor Entities from making distributions or dividends; and

•	involves or may involve the Minority Interest Acquisition and/or IPO Conversion Plan.

Exhibit E

Requests for Information

Robert S. Shapard
E. Allen Nye, Jr.
David M. Davis

Exhibit F

Change of Control Individuals

Omitted